Exhibit 10.1(bx)

Sauer-Danfoss Inc. 1998 Long-Term Incentive Plan
2005 Performance Unit Award Agreement

You have been selected to be a Participant in the Sauer-Danfoss Inc. 1998 Long-Term Incentive Plan (the “Plan”), as specified below:

Participant:

Date of Award:  February 22, 2005

Target Number of Performance Units Awarded:

Performance Period:    1 January 2005 to 31 December 2007

Performance Measure: Simple Average Annual Return on Net Assets Pursuant to Sec. 3 below

This document constitutes part of the prospectus covering securities that have been registered under the Securities Act of 1933.

THIS AWARD AGREEMENT, effective as of the Date of Award set forth above, represents the award of Performance Units by Sauer-Danfoss Inc., a Delaware U.S.A. corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Plan.

The Plan provides a complete description of the terms and conditions governing Performance Units.  If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Award Agreement.  All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.  In consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

1.       Employment by the Company.  The Performance Units granted hereunder are awarded on the condition that the Participant remains employed by the Company from the Date of Award through the end of the Performance Period, as specified above.  However, neither such condition nor the award of the Performance Units shall impose upon the Company any obligation to retain the Participant in its employ for any given period or upon any specific terms of employment.

2.       Earning Performance Units.  Subject to the terms of the Plan and this Award Agreement, the Participant shall be entitled to receive payment of the number and value of Performance Units earned by the Participant over the Performance Period, where the number of Performance Units is determined as a function of the extent to which the corresponding performance goals have been achieved.

3.       Performance Measure.  The Performance Measure under this Award Agreement shall be the Simple Average Annual Return on Net Assets as derived from the consolidated financial statements of the Company for the Performance Period as defined above.  Annual Return on Net Assets (“Annual RoNA”) is defined as earnings before taxes, interest expense, and minority interest per the audited consolidated financial statements for the fiscal year divided by the average Net Assets for the four quarters in the fiscal year (i.e. the sum of Net Assets at the beginning of the year plus Net Assets at the end of each of the next four quarters divided by five).  Net Assets are defined as the sum of total equity including minority interests, and all interest bearing indebtedness shown in the consolidated balance sheet.  The Simple Average Annual RoNA is defined as the sum of the three Annual RoNA calculations for each of the three fiscal years comprising the Performance Period divided by three.

Achievement of a Simple Average Annual RoNA over the Performance Period equal to15% will entitle the Participant to payment of the Target Number of Performance Units Awarded as set forth above, subject to other provisions of the Plan and this Award Agreement.  Achievement of a Simple Average Annual RoNA equal to 17% shall entitle the Participant to payment of 200% of the Target Number of Performance Units Awarded.  Achievement of a Simple Average Annual RoNA of 11.0% shall entitle the Participant to payment of 50% of the Target Number of Performance Units Awarded.  Achievement of a Simple Average Annual RoNA between 11.0% and 17.0% shall entitle the Participant to payment of the number of Performance Units interpolated according to a performance achievement function defined by the foregoing achievement levels, and as reflected on the graph attached hereto.  Achievement of a Simple Average Annual RoNA of less than 11.0% shall result in no payment of Performance Units to the Participant under this Award Agreement.

4.       Form and Timing of Payment of Performance Units.  Payment of earned Performance Units shall be made within seventy-five (75) calendar days following the close of the applicable Performance Period.  Subject to the Plan, the Committee has authorized that the future payment of any earned Performance Units shall be made 100% in Shares.   The Company will withhold from any such payout Shares having a value equivalent to the amount needed to satisfy the minimum statutory tax withholding requirements of the Company or its Subsidiary in the appropriate taxing jurisdiction.

5.       Voting Rights and Dividends.  During the Performance Period and until the date of payment of Performance Units as provided for in Section 4, the Participant will not have voting rights with respect to the Performance Units.  During the Performance Period and until and including the date of payment of Performance Units as provided in Section 4, the Participant shall receive all dividends, dividend equivalents and other distributions paid with respect to the number of shares of Common Stock of the Company equal to the number of Performance Units granted under this Award.  Any such payment of dividend, dividend equivalent or other distribution will be made on one of the Participant’s next two regular paydays following the specified record date.

6.       Termination of Employment Due to Death, Disability, or Retirement.  In the event the employment of a Participant is terminated by reason of death, Disability, or Retirement (as such terms are defined in the Plan) during the Performance Period, the Participant or the Participant’s beneficiary or estate, as the case may be, shall be entitled to receive a prorated payment of the Performance Units.  The prorated payment shall be determined by the Committee, in its sole discretion, based on the number of full months of the Participant’s employment during the Performance Period, in relation to the total number of months in the Performance Period, and shall further be adjusted based on the achievement of the pre-established performance goals set forth in Section 3.

Payment of Performance Units shall be made at the time specified by the Committee in its sole discretion.  Notwithstanding the foregoing, with respect to a Participant who retires during the Performance Period, payments shall be made at the same time as payments are made to Participants who did not terminate employment during the applicable Performance Period as set forth in Section 4.

7.       Termination of Employment for Other Reasons.  In the event that the Participant terminates employment with the Company for any reason other than those reasons set forth in Section 6, or in the event that the Company terminates the employment of the Participant with or without cause, all Performance Units awarded to the Participant under this Award Agreement shall be forfeited by the Participant to the Company; provided, however, that in the event of a termination of the employment of the Participant by the Company with or without cause, the Committee, in its sole discretion, may waive such automatic forfeiture provision and pay out on a pro rata basis in accordance with Section 6.

8.       Change in Control.  In the event of a Change in Control (as defined in the Plan) during the Performance Period, the Target Number of Performance Units shall become payable in full and such payment shall be made within seventy-five (75) calendar days following date of the Change in Control.  The Committee, in its sole discretion, may make such payment of the Target Number of Performance Units in the form of cash or in shares (or in a combination thereof).  The number of Shares to be issued, if any, shall be equal to the number of earned Performance Units designated by the Committee to be paid in Shares.  The amount of cash to be paid if any shall be equal to the Fair Market Value, as defined in the Plan, of a share of the Common Stock of the Company as of the date of the Change in Control multiplied by the number of Performance Units designated by the Committee to be paid in cash.

9.       Nontransferability.  Performance Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  Further, except as otherwise determined by the Committee and provided in this Award Agreement, a Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

10.   Adjustments in Authorized Shares.  The Committee shall have the sole discretion to adjust the number of Performance Units awarded pursuant to this Award Agreement, in accordance with Section 4.3 of the Plan.

11.   Tax Withholding.  The Company shall have the power and the right to deduct or withhold, or require the Participant or beneficiary to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Award Agreement.  The Company’s power and right to withhold includes the right to withhold Shares with a value equivalent to the amount needed to satisfy the minimum statutory tax withholding requirements of the Company or its Subsidiary in the appropriate taxing jurisdiction.

12.   Share Withholding.  With respect to withholding required upon any other taxable event arising as a result of Awards granted hereunder, the Participant may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Performance Units having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction.  All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

13.   Covenant Not to Compete.  Without the consent of the Company, the Participant shall not, directly or indirectly, anywhere in the world, at any time during the Participant’s employment with the Company or any of its subsidiaries, and for a period of eighteen (18) months following the termination of Participant’s employment with the Company and its subsidiaries for any reason, be associated or in any way connected as an owner, investor, partner, director, officer, employee, agent, or consultant with any business entity directly engaged in the manufacture and/or sale of products competitive with any material product or product lines of the Company or any of its subsidiaries; provided, however, that the Participant shall not be deemed to have breached this undertaking if his sole relation with such entity consists of his holding, directly or indirectly, an equity interest in such entity not greater than two percent (2%) of such entity’s outstanding equity interest, and the class of equity in which the Participant holds an interest is listed and traded on a broadly recognized national or regional securities exchange.  For purposes hereof, the term “material product or product line of the Company” shall mean any product or product line of the Company or any of its subsidiaries, the consolidated gross sales of which during any calendar year during the five (5) year period preceding the Participant’s undertaking such employment were at least $10 million.

The Participant acknowledges that: (a) the services to be performed by him for the Company are of a special, unique, unusual, extraordinary, and intellectual character; (b) the business of the Company and its subsidiaries is worldwide in scope and its products are marketed throughout the world; (c) the Company and its subsidiaries compete with other businesses that are or could be located in any part of the world; and (d) the provisions of this Section 13 are reasonable and necessary to protect the Company’s business.

If any covenant in this Section 13 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Participant.

The period of time applicable to any covenant in this Section 13 will be extended by the duration of any violation by the Participant of such covenant.

The Participant will, while the covenants under this Section 13 are in effect, give notice to the Company, within ten days after accepting any other employment, of the identity of the Participant’s employer.  The Company may notify such employer that the Participant is bound by this Award Agreement and, at the Company’s election, furnish such employer with a copy of this Award Agreement or relevant portions thereof.

14.    Disclosure of Confidential Information.  Without the consent of the Company, the Participant shall not disclose to any other person Confidential Information (as defined below) concerning the Company or any of its subsidiaries or the Company’s or any of its subsidiaries’ trade secrets of which the Participant has gained knowledge during his employment with the Company.  Any trade secrets of the Company or any of its subsidiaries or related or affiliated companies or joint ventures will be entitled to all of the protections and benefits under the Iowa Code Annotated Section 550.1 through 550.8 and any other applicable law.  If any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Award Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Award Agreement.  The Participant hereby waives any requirement that the Company submits proof of the economic value of any trade secret or posts a bond or other security.  None of the foregoing obligations and restrictions apply to any part of the Confidential Information that the Participant demonstrates was or became generally available to the public other than as a result of a disclosure by the Participant.

The Participant will not remove from the premises of the Company or any of its subsidiaries (except to the extent such removal is for purposes of the performance of the Participant’s duties at home or while traveling, or except as otherwise specifically authorized by the Company), any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form, that contains Confidential Information (collectively, the “Proprietary Items”).  The Participant recognizes that, as between the Company and the Participant, all of the Proprietary Items, whether or not developed by the Participant, are the exclusive property of the Company or its subsidiaries, as the case may be.  Upon termination of this Award Agreement by either party, or upon the request of the Company during the Employment Period, the Participant will return to the Company all of the Proprietary Items in the Participant’s possession or subject to the Participant’s control, and the Participant shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

For purposes of this Award Agreement, Confidential Information shall include any and all information concerning the business and affairs of the Company or any of its subsidiaries, including, without limitation, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, agents, personnel training and techniques and materials, insurance products, premium structures, information relating to suppliers and supplies, sales and marketing information and strategy, notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company and its subsidiaries containing or based, in whole or in part, on any information included in the foregoing, and any information, however documented, that is a trade secret within the meaning of the Iowa Code Annotated Section 550.1 through 550.8.

15.   Nonsolicitation.  Without the written consent of the Company, the Participant shall not, at any time during Employment and for a period of eighteen (18) months following the termination of Participant’s employment with the Company and its subsidiaries for any reason (a) employ or retain or arrange to have any other person, firm, or other entity employ or retain or otherwise participate in the employment or retention of any person who is an employee or consultant of the Company or its subsidiaries; or (b) solicit or arrange to have any other person, firm, or other entity solicit or otherwise participate in the solicitation of business from any entity that was a customer of the Company or any of its subsidiaries during the time of the Participant’s employment, whether or not the Participant had personal contact with such person.

16.   Injunctive Relief and Additional Remedy; Essential and Independent Covenants.

The Participant acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of this Award Agreement (including any provision of Sections 13, 14, and 15) would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy.  Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Award Agreement, and the Company will not be obligated to post bond or other security in seeking such relief.  Without limiting the Company’s rights under this Section 16 or any other remedies of the Company, if the Participant breaches any of the provisions of Sections 13, 14, or 15, the Company will have the right to cease making any payments otherwise due to the Participant under this Award Agreement.

The covenants by the Participant in Sections 13, 14, and 15 are essential elements of this Award Agreement, and without the Participant’s agreement to comply with such covenants, the Company would not have entered into this Award Agreement with the Participant.  The Company and the Participant have been afforded the opportunity to consult their respective counsel and have been advised or had the opportunity to obtain advice, in all respects concerning the reasonableness and propriety of such covenants (including, without limitation, the time period of restriction and the geographical area of restriction set forth in Section 13), with specific regard to the nature of the business conducted by the Company and its subsidiaries and related or affiliated companies or joint ventures.  The Participant’s covenants in Sections 13, 14, and 15 are independent covenants and the existence of any claim by the Participant against the Company under this Award Agreement or otherwise, will not excuse the Participant’s breach of any covenant in Sections 13, 14, or 15.

If this Award Agreement or the Participant’s employment with the Company and its subsidiaries expires or is terminated, this Award Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Participant in Sections 13, 14, 15, and 16.

17.   Beneficiary Designation.  The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Award Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Secretary of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Beneficiary Designation (name, address, and relationship):

18.   Administration.  This Award Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan.  It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon the Participant.  Any inconsistency between the Award Agreement and the Plan shall be resolved in favor of the Plan.

19.   Continuation of Employment.  This Award Agreement is not an employment agreement, it shall not confer upon the Participant any right to continuation of employment by the Company, nor shall this Award Agreement interfere in any way with the Company’s right to terminate his or her employment at any time.

20.   No Vested Right In Future Awards.  Participant acknowledges and agrees (by executing this Award Agreement) that the granting of Awards under this Award Agreement are made on a fully discretionary basis by the Committee and that this Award Agreement does not lead to a vested right to further Awards in the future.  Further, the Awards set forth in this Award

Agreement constitute a non-recurrent benefit and the terms of Award Agreement are only applicable to the Awards distributed pursuant to this Award Agreement.

21.   Use Of Personal Data.  Participant acknowledges and agrees (by executing this Award Agreement) to the collection, use, processing and transfer of certain personal data as described in this paragraph #21.  The Participant understands that he or she is not obliged to consent to such collection, use, processing and transfer of personal data.  However, the Participant understands that his or her failure to provide such consent may affect his or her ability to participate in the Plan.  The Participant understands that the Company may hold certain personal information about the Participant, including his or her name, salary, nationality, job title, position evaluation rating along with details of all past Awards and current Awards outstanding under the Plan, for the purpose of managing and administering the plan (the “Data”).  The Company, or its affiliates, will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Plan.  The Company and/or any of it affiliates may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  These various recipients of Data may be located in Europe, or elsewhere throughout the world, including the United States.  The Participant authorizes these various recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any required transfer of such Data as may be required for the subsequent holding of Shares on the Participant’s behalf by a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Plan.  The Participant understands that he or she may, at any time, review Data with respect to the Participant and require any necessary amendments to such Data.  The Participant also understands that he or she may withdraw the consents to use Data herein by notifying the Company in writing; however, the Participant understands that by withdrawing his or her consents to use Data, that the Participant may affect his or her ability to participate in the Plan.

22.   Severability.  In the event that any provision of this Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Award Agreement, and this Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

23.   Miscellaneous.  With the approval of the Board, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Award Agreement, without the Participant’s written approval.

This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

All obligations of the Company under the Plan and this Award Agreement, with respect to the Performance Units granted hereunder, shall be binding (i) on the Company and on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company; and (ii) on the Participant and his or her heirs and legal representatives.

Each of the terms of this Award Agreement is deemed severable in whole or in part, and if any term or provision, or the application thereof, in any circumstance should be illegal, invalid or unenforceable, the remaining terms and provisions will not be affected thereby and will remain in full force and effect.

To the extent not preempted by federal law, this Award Agreement is deemed to have been made and entered into in the State of Iowa and in all respects the rights and obligations of the parties will be governed by, and construed and enforced in accordance with, the laws of the State of Iowa without regard to the principles of conflict of laws.  Any and all lawsuits, legal actions or proceedings against either party arising out of this Award Agreement will be brought in Story County, Iowa or federal court of competent jurisdiction sitting nearest to Ames, Iowa, and each party hereby submits to and accepts the exclusive jurisdiction of such court for the purpose of such suit, legal action or proceeding.  Each party irrevocably waives any objection it may now have or hereinafter have to this choice of venue of any suit, legal action or proceeding in any such court and further waives any claim that any suit, legal action or proceeding brought in any such court has been brought in an inappropriate forum.

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be executed effective as of                                               .

Sauer-Danfoss Inc.

By:

Participant